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                                EXHIBIT 10.14

                             SUMMARY DESCRIPTION
                                      OF
                         WESTERN DIGITAL CORPORATION
                    MANAGEMENT INCENTIVE COMPENSATION PLAN

Pursuant to this plan (which is reviewed and approved annually), officers and certain other key employees above a designated grade level are eligible to receive cash bonuses based on specified performance goals in the areas of profitability, linearity of shipments and quality. For fiscal 1995, executive officers can earn bonuses of up to 100% of their base pay (up to 140% for the Chief Executive Officer). Payouts are keyed to a sliding scale based on predetermined target levels for the applicable performance goal. The aggregate of all payments made under this plan are not to exceed ten percent of pretax operating profit for the applicable fiscal year.